Exhibit 20.0
Legal Opinion
JingTian & GongCheng
15th Floor, The Union Plaza
20 Chaoyangmenwai Dajie
Beijing 100020
PRC
Tel: 8610-65882200           Fax: 8610-65882211

Date: December 31, 2003

TO:	(1)	SBI E2-Capital Pte Ltd
		5 Shenton Way
		# 09-07 UIC Building
		Singapore 068808

	(2)	ChinaCast Communication Holdings Limited
		Canon’s Court
		22 Victoria Street
		Hamilton HM12
		Bermuda

	(3)	WONG PARTNERSHIP
		80 Raffles Place
		#58-01 UOB Plaza 1
		Singapore 048624
		Attention: Mr Raymond Tong/Mr Chua Koh Peng / Ms Lim Hon Yi
Dear Sirs,
CHINACAST COMMUNICATION HOLDINGS LIMITED (THE “COMPANY”)—PROPOSED INITIAL PUBLIC OFFERING OF ORDINARY SHARES IN THE CAPITAL OF THE COMPANY IN SINGAPORE (THE “IPO”) AND THE LISTING AND QUOTATION OF THE ENTIRE ISSUED CAPITAL OF THE COMPANY ON THE MAIN BOARD OF THE SINGAPORE EXCHANGE SECURITIES TRADING LIMITED (THE “SGX-ST”) (THE “LISTING”).
At the request of the Company, we are issuing this legal opinion in relation to the laws, regulations, directives, circulars, notices and administrative directions of the People’s Republic of China (“PRC”) currently in force, including but not limited to the Notice issued by the PRC State Council on Further Strengthening the Administration of the Issue and Listing of Shares Outside the PRC (the “Notice”, which came into force on 20 June 1997) (collectively, the “PRC Laws”) in connection with the IPO.
We are duly qualified to practise law within the PRC and are authorised by the PRC Ministry of Justice to practice and issue legal opinions in relation to laws of the PRC, and such qualification and authorisation have not been revoked, suspended, restricted or limited in any manner whatsoever. Accordingly, we are duly qualified and authorised to issue this legal opinion.

We have
1.	requested and received or have been provided with all such documents, materials, records, approvals, licences, permits, certificates, facts and information as are necessary or required for the purposes of rendering this opinion;

2.	reviewed, examined and considered the following:
(a)	originals or copies of such documents, materials, records, approvals, licences, permits, certificates set out in Schedule 1 hereof;

(b)	the PRC Laws, including without limitation, those specified in Schedule 2 hereof;

(c)	such facts and information as have been provided to us in connection with the IPO and the Listing and the current ownership or shareholding of the Company as well as the identity, nationality, residence and domicile of the proposed substantial shareholders of the Company as set out in paragraph A below;
3.	conducted such inquiries and made such consultations (verbally and in writing) with all the relevant PRC governmental authorities, departments, bodies and bureaus as we consider necessary, advisable or desirable (“PRC Authorities”); and

4.	made all the relevant disclosures of facts and information to the PRC Authorities for the purposes of obtaining their views, opinions, confirmations or clarifications;
as are necessary, advisable or desirable for the purposes of rendering this opinion.
For the purposes of rendering this opinion, we have assumed, unless the context requires otherwise or otherwise expressed herein, the genuineness of all signatures, chops and seals on and the authenticity of all documents provided to us as originals and the conformity to the original documents of all copies of documents provided to us and the genuineness of all signatures, chops and seals on such original documents.
We do not purport to be experts on or to be familiar with or qualified to render any legal opinion on any other laws other than the PRC laws. Therefore, this opinion relates only to the PRC Laws as at the date hereof.
A.	The IPO and the Listing

1.	ChinaCast Co., Ltd (“CCL”) and ChinaCast Li Xiang Co., Ltd (“CCLX”) are established under the PRC Laws, and currently operate as domestic limited company. ChinaCast Technology (Shanghai) Limited (“CCT (SH)”) is established under the PRC Laws, and currently operate as a wholly foreign owned enterprise. We understand that the Company is an exempted company with limited liability incorporated in Bermuda, ChinaCast Technology (BVI) Limited (“CCT (BVI)”) and ChinaCast Communication Network Company Ltd. (“CCN”) are limited liability companies established under the laws of British Virgin Island, Pursuant to the completion of the proposed restructuring exercise (the “Restructuring Exercise”) as described in the Prospectus (as defined below), the Company shall acquire 100% of the issued and paid-up capital of CCN from its shareholders. We also understand that CCN owns approximately 98.5% of the issued and paid-up share capital in CCT (BVI). CCT (BVI) has contributed all of the registered capital of CCT(SH). All the assets and operations of CCL, CCLX and CCT (SH) are located within the PRC.
2.	CCT (BVI) was established in July 1999. Following the completion of the Restructuring Exercise, the issued and paid-up shares of CCT(BVI) were held by the following shareholders and in the proportion set out below:

Shareholder	Percentage shareholding
CCN	98.5%

Glander Assets Limited (“Glander”)	1.5%
3.	CCN was established on 8 April 2003. Following the completion of the Restructuring Exercise, 100% of the issued and paid-up shares of CCN will be held by the Company.

4.	The Company was established on 20 November 2003. Following the completion of the Restructuring Exercise, the issued and paid-up shares of the Company will be held by the following shareholders and in the proportion set out below:

Shareholder	Percentage shareholding (%)
Hughes Network Systems, Inc (“Hughes”)	19.01
Intel Pacific, Inc (“Intel”)	13.78
Super Dynamic Consultancy Limited (“Super Dynamics”)	20.32
Technology Venture Investments Limited (“TVI”)	19.94
Cyber Smart Trading Limited (“Cyber Smart”)	6.77
Sergio Ventures Limited (“Sergio”)	1.82
Capitol Hill Technology Partners Limited (“Capitol Hill”)	4.99

Shareholder	Percentage shareholding (%)
Bostwicken Consultancy Limited (“Bostwicken”)	0.46
Isthoch Assets Limited (“Isthoch”)	0.91
Kenbell Management Limited (“Kenbell”)	0.52
Time Global International Limited (“Time Global”)	0.53
GC&C Holdings Limited (“GC&C”)	1.41
Ace Choice Management Limited	2.82
Avia Growth Opportunities Limited	0.71
Duke Group Limited (“Duke”)	1.59
Panwell Investment Limited	1.59
Virtual Century Group Limited	2.83

5.	(a)	Hughes is incorporated in the State of Delaware, USA and is wholly owned by Hughes Electronic Corporation, a company listed on the New York Stock Exchange.

	(b)	Intel is incorporated in the State of Delaware, USA. Intel Capital, Intel’s strategic investment company invests through Intel Pacific, Inc., a subsidiary of Intel Corporation, a company listed on NASDAQ.

	(c)	Cyber Smart is incorporated in the British Virgin Islands and wholly-owned by SUNeVision Holdings Ltd, a company listed on the Growth Enterprise Market (GEM) of the Stock Exchange of Hong Kong Limited.

	(d)	Super Dynamic Consultancy Limited is incorporated in the British Virgin Islands. Super Dynamic is owned as follows:
64% by Turnaround Limited (note 1)
18% by ChinaEquity International Holding Company Limited (note 2)
8% by MAK Tin Sang (a Hong Kong ID card holder)
8% by LU RuiFeng (a PRC passport holder)
2% by LIU Bao Qian (a PRC passport holder)
Note 1: Turnaround Limited is incorporated in BVI and is owned as to
51% by Hudson Hurt-Shing WONG (a Canadian passport holder)
49% by YIN Jian Ping (a PRC passport holder)
Note 2: ChinaEquity International Holding Company Limited is incorporated in BVI and is owned as to
43.6% by Li Yifei (a PRC passport holder)
12.8% by Utrich SIGG (a Swiden passport holder)
43.6% by WANG Chaoyong (a PRC passport holder)
(e)	Technology Venture Investments Limited is incorporated in the British Virgin Islands and is a wholly-owned subsidiary of Technology Venture

Holdings Limited (“TVH”), a company listed on the Mainboard of The Stock Exchange of Hong Kong.
(f)	Sergio Ventures Limited is incorporated in the British Virgin Islands and is wholly-owned by CHUI Keung Wah, Alexander, a Hong Kong ID Card holder.

(g)	Capitol Hill Technology Partners Limited is incorporated in the British Virgin Islands which is 90% owned by Leung Yee Man, who is a Hong Kong ID card holder, and 10% owned by Wong Mei Yuk, who is a Hong Kong ID card holder.

(h)	Bostwicken Consultancy Limited is incorporated in the British Virgin Islands and is wholly-owned by Michael J. SANTOS, a United States passport holder.

(i)	Isthoch Assets Limited is incorporated in the British Virgin Islands and is wholly-owned by MA Jim Lok, Jim, a Hong Kong passport holder.

(j)	Kenbell Management Limited is incorporated in the British Virgin Islands and is wholly-owned by CHOW Sin Lam Cliff, a Hong Kong passport holder.

(k)	Time Global International Limited is incorporated in the British Virgin Islands and is wholly-owned by LJ Wei, a PRC passport holder.

(l)	GC&C Holdings Limited is incorporated in the Cayman Islands and is wholly-owned by Taiwan Secom Co. Ltd. a company listed on the Taiwan Stock Exchange.

(m)	Ace Choice Management Limited is incorporated in the British Virgin Islands and is owned by LAI Guanglin, a Singapore passport holder.

(n)	Avia Growth Opportunities Limited is a private equity investment management company incorporated in the British Virgin Islands which manages a fund called Avia Growth Opportunities Limited. The shareholders of Avia are SBI E2-Capital Holdings Pte Ltd and BroadVen Limited, a privately held investment holding vehicle. The subscribers of Avia Growth Opportunities Limited comprise BroadVen and various high net worth individuals.

(o)	Glander is incorporated in British Virgin Islands, and currently it is wholly owned by Mr YEUNG Kit Kwan, Wilson, a Hongkong ID holder.

(p)	Duke is an investment holding company incorporated in the British Virgin Islands and is owned as to:

-31.4% by Developer International Limited, a BVI company which is 100% owned by Mr. Li Wen, a PRC passport holder
-21.8% by Mr. Zhu Liang, a PRC passport holder
-46.8% by Casatl Partners LLC, a company registered in Illinois, USA

(r)	Panwell Investment Limited is an investment holding company incorporated in HK and is 100% owned by Mr. Liao Zhen, a PRC passport holder.

(s)	Virtual Century Group Limited is an investment holding company incorporated in BVI and is 100% owned by Mr. Ho Kam Shing, Peter, a Hong Kong identity card holder.
All the ultimate beneficial shareholders are collectively referred to as “Ultimate Beneficial Shareholders”

6.	The Ultimate Beneficial Shareholders have confirmed that all of their investment capital outside the PRC is completely their own fund and/or borrowings outside the PRC.

7.	It is proposed that the IPO would comprise 221,000,000 new ordinary shares of US$0.04 each in the capital of the Company (the “New Shares”), and currently we expect the price of the New Shares shall be between S$0.245 and S$0.255, therefore the net proceeds raised from the IPO (excluding the expenses incurred during the IPO) is expected to be between S$50.5 million and S$52.7 million. The Company intends to use net proceeds in the following manner:
(a)	approximately S$20.0 million of the net proceeds to fund new product development and solution;

(b)	approximately S$10.0 million of the net proceeds to fund the sales and marketing efforts to sequire new customers and to increase marketing to our existing customers;

(c)	approximately S$10.0 million of the net proceeds to fund the acquisition of businesses, products and technologies that are complementary to our own; and

(d)	the balance for our working capital requirements for inventory and other general corporate purposes.
8.	If is also proposed that the Company enters into a management and underwriting agreement with SBI E2-Capital Pte Ltd and SBI E2-Capital Securities Pte Ltd, pursuant to which SBI E2-Capital Pte Ltd shall be appointed as the manager and

SBI E2-Capital Securities Pte Ltd as one of the joint underwriters in respect of the IPO.

The Company will enter into a placement agreement with SBI E2-Capital Securities Pte Ltd, pursuant to which SBI E2-Capital Securities Pte Ltd shall be appointed as one of the joint lead placement agents in respect of the IPO.

9.	Immediately after the IPO, the issued and paid-up share capital of the Company is proposed to be held in the following proportions by the persons listed below;

Percentage of issued share
Shareholder	capital of the Company (%)
Hughes Network Systems, Inc(4)	14.25
Intel Pacific, Inc(5)	10.33
Super Dynamic Consultancy Limited(1)	15.24
Technology Venture Investments Limited(2)	14.96
Cyber Smart Trading Limited(6)	5.08
Sergio Ventures Limited	1.37
Capitol Hill technology Partners Limited	3.74
Bostwicken Consultancy Limited	0.34
Isthoch Assets Limited	0.68
Kenbell Management Limited	0.39
Time Global International Limited	0.40
GC&C Holdings Limited	1.06
Ace Choice Management Limited	2.12
Avia Growth Opportunities Limited	0.53
Duke Group Limited	1.19
Panwell Investment Limited	1.19
Virtual Century Group Limited	2.12
Public shareholders	25.01

TOTAL	100.0

B. Advice
Based on paragraph A. above and the other matters referred to in this opinion, we would advise as follows:
1.	The Notice provides that, among other things, prior examination by China Securities Regulatory Commission (the “CSRC”) and subsequent examination and approval by the State Council Securities Commission (“SCSC”) is required if;

(a)	a Chinese-funded non-listed company incorporated outside the PRC (“Chinese Funded Non-Listed Company Registered outside PRC”); or

(b)	a company which is listed and incorporated outside PRC and in which Chinese funded entities are the controlling shareholders (“Chinese Funded Listed Company Registered outside PRC”)
applies for a listing outside PRC by using, among other things, assets which it owns within the PRC (the “Chinese Assets”) and:
(a)	The Chinese Assets are formed by the investment of its assets outside PRC by the Chinese Funded Non-Listed Company Registered Outside PRC or, as the case may be, Chinese Funded Listed Company Registered outside PRC; and

(b)	the Chinese Assets have been owned by the Chinese Funded Non-Listed Company Registered Outside PRC or, as the case may be, Chinese Funded Listed Company Registered outside PRC for less than 3 years.
Where the Chinese Assets have been owned for 3 years or more, the matter shall be handled in accordance with the local laws, including without limitation, obtaining the approval of the PRC provincial government.
2.	Article 3 of the Notice provides that, among other things, prior examination by CSRC and subsequent examination and approval of the SCSC is required if the assets of a PRC enterprise are:
(a)	transferred to a Chinese Funded Non-Listed Company Registered outside PRC or a Chinese Funded Listed Company Registered outside PRC by means of an acquisition, equity swap or any other means; or

(b)	first transferred to a Chinese Funded Non-Listed Company Registered outside PRC and subsequently transferred to a Chinese Funded Listed Company Registered outside PRC;
for the purpose of listing outside PRC.

3.	References to Chinese Funded Non-Listed Company Registered outside the PRC include references to companies of which the shareholders are Chinese funded entities Chinese funded entitles refer to any PRC institutions, which are the largest or controlling shareholders of Chinese-Funded Non-Listed Company Registered outside the PRC. To our understanding, any individuals, either PRC or non-PRC citizens, will not be considered as Chinese Funded Entities, if they hold equity shares in Chinese-Funded Non-Listed Company Registered outside the

PRC on the behalf of their own only and the source of the funds invested by any shareholders is not from or is not derived form any PRC assets.

4.	Among the shareholders of the Company, Hughes is a company listed on the New York Stock Exchange, Intel is a subsidiary of Intel Corporation, a company listed or NASDAQ, Cyber Smart is a company listed on the Growth Enterprise Market (GEM) of the Stock Exchange of Hong Kong Limited, TVH is a company listed on the Mainboard of The Stock Exchange of Hong Kong, and GC&C Holdings Limited is a company listed on the Taiwan Stock Exchange, (hereinafter referred to as “Listed Shareholders”). None of the Listed Shareholders shall be deemed Chinese funded entity as referred to under PRC Laws (including without limitation, the Notice).

5.	The total shareholding of the Listed Shareholders (namely 60.91% of the total share of the Company) will be, by virtue of their majority shareholding in the Company, the controlling shareholder of the Company after the completion of the Restructuring and both prior to and after the completion of the IPO and the Listing.

6.	Super Dynamic is the largest single shareholder of the Company, which owns 20.32% of the total share of the Company. Turnaround Limited is the controlling shareholder of Super Dynamic, which owns 64% of the total share of Super Dynamic. Hudson Hut-Shing WONG is the controlling shareholder of Turnaround Limited, which owns 51% of the total share of Turnaround Limited, and Hudson Hut-Shing WONG is a Canadian passport holder.

7.	Furthermore, the PRC assets of the Company, CCLX in the future (the “Company PRC Assets”) has not been and will not be treated as having being transferred to a Chinese Funded Non-Listed Company Registered outside PRC or a Chinese Ended Listed Company Listed outside PRC by means of an acquisition, exchange of shares, allocation or any to other means for the purpose of listing outside of the PRC upon the performance of the terms of the Restructuring Agreements and the Underwriting Agreements and the consummation and completion of the Restructuring, the IPO and the Listing. Also, taking into account the present ownership structure of the Company, the Company PRC Assets have not been and will not be regarded as having been first transferred to a Chinese Funded Non-Listed Company Registered Outside PRC and subsequently injected into a Chinese Funded Listed Company Registered Outside PRC upon the carrying out of the Restructuring, the IPO and the Listing as the Company is not Chinese funded entity as referred to under PRC Laws (including without termination, the Notice).

C. Opinion
Accordingly, we are of the opinion that:
1.	CCT (SH) has been duly incorporated validly existing and is in good standing under the laws of the PRC, as a wholly owned foreign invested enterprise. CCT (SH) has the status of an independent enterprise legal person. All Approvals and/or, waivers required under PRC Laws for the establishment and the maintenance of the enterprise legal person status of CCT (SH) have been issued) and obtained. All such Approvals are in full force and effect. CCT (SH) has Complied with all applicable registration and filing requirements under PRC Laws for its establishment and the maintenance of its status as an enterprise legal person. CCT (SH) has the power and authority and has satisfied all conditions and done all things required under PRC Laws in order to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license and described in the draft 14 of the prospectus (the “Prospectus”).

2.	CCL has been duly incorporated, validly existing and is in good standing under the laws of the PRC, as a domestic limited liability company. CCL has the status of an independent enterprise legal person. All Approvals and/or waivers required under PRC Laws for the establishment and the maintenance of the enterprise legal person status of CCL have been issued and obtained. All such Approvals are in full force and effect. CCL has complied with all applicable registration and filing requirements under PRC Laws for its establishment and the maintenance of its status as an enterprise legal person. CCL has the power and authority and has satisfied all condition and done all things required under PRC Laws in order to own, use lease and operate its assets and to conduct its existing and proposed business as set out in its business lioense and described in the Prospectus.

3.	CCLX has been duly incorporated, validly existing and is in good standing under the laws of the PRC, as a domestic limited liability company. CCLX has the status of an independent enterprise legal person. All Approvals and/or waivers required under PRC Laws for the establishment and the maintenance of the enterprise legal person status of CCLX have been issued and obtained. All such approvals are in full force and effect. CCLX has complied with all applicable registration and filing requirements under PRC Laws for its establishment and the maintenance of its status as an enterprise legal person. CCLX has the power and authority and has satisfied all conditions and done all things required under PRC Laws in order to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license and described in the Prospectus.

4.	None of CCT (SH), CCL, CCLX, CCT (BVI), CCN and the Company is a Chinese funded Non-Listed Company Registered outside of the PRC (as defined in the Notice) and the relevant point of time under the Notice to determine if CCT

(SH), CCL, CCLX, CCT (BVI), CCN or the Company is a chinese funded Nonlisted Company Registered outside of the PRC is the date when the Company applies for a listing on the SGX-ST and not the date of establishment of any of CCT (SH), CCL, CCLX, CCT(BIV), CCN or the Company.

5.	On 11 August 2003, CCT (SH), CCL, CCLX and Mr. Li Wei entered into a share pledge agreement, according to which they agreed to pledge all their rights and interests in CCLX respectively in favour of CCT (SH). The Share Pledge Agreement will be valid, binding and enforceable in accordance with its terms after the PRC government lifts the restriction on foreign investors taking control or majority of the equity interests in telecommunication value added businesses. Prior to the lifting of such restriction, the Shares Pledge Agreement (in its current form and substance) will be valid and enforceable in accordance with its terms under current PRC Law if it is agreed by either the parties of the Share Pledge Agreement or a court of the PRC that the Pledge Collateral shall be reduced to represent less than 50% of the total equity interests of Chinacast Li Xiang Co., Ltd, and provided that Chinacast Technology (Shanghai) Limited shall not in any way have or be able to exercise effective control of Chinacast Li Xiang Co., Ltd.

6.	As disclosed in the Prospectus, the Company and its subsidiaries (the “Group”) provided their services and products to end customers in the PRC through CCL under the CCL Technical Services Agreement (as defined in the Prospectus) and after the CCL Restructuring Exercise (as defined in the Prospectus) through CCLX under the terms of the technical services agreement dated 11 August 2003 (as proposed to be amended by the draft 5 of the supplementary agreement) (together, defined as the “Technical Services Agreement”). The provision of our services under the Technical Services Agreement and the CCL Technical Services Agreement comply with applicable PRC laws and regulations as they are technical services. However, we do not rule out the possibility that the PRC regulatory authorities view the of the Company as not being in compliance with applicable PRC laws and regulations, including but not limited to restrictions on foreign investments in the value-added telecommunication business.

7.	The IPO and Listing will not contravene, conflict with or result in a breach of;
(a)	any PRC Laws, in particular, the Notice; and

(b)	the articles of association or other constitutive document of CCT (SH), CCL and CCLX.
8.	Where as the examination and approval according to the Notice of Related Issues on Issue and Listing of Shares Outside the PRC for Overseas Company Involving

Domestic Interests, have been cancelled, there is no need for the Company to obtain the no-object letter from the CSRC prior to listing on the SGX-SESDAQ. Therefore, there are no actions or procedures required to be taken or completed and there are no approvals, consents, permits or licences to be applied for or obtained in the PRC pursuant to the PRC Laws and as far as we are aware, there are no other approvals, consents, permits or licences to be applied for or obtained in the PRC in connection with the IPO and the Listing and the successful consumination and completion thereof, including without limitation.
(a)	making any application, declarations and notifications to, or filings or registrations with;

(b)	Obtaining any consents, authorisations, licences, approvals, confirmations of; and

(c)	Submission for any examination by;
any PRC Authorities (Whether at the national, provincial, municipal, local or any other level) or any third party in the PRC at any time (Whether before or after the IPO and the Listing).
9.	As at the date hereof, there are no orders, judgments, decisions, rulings, notifications, directives, circulars or other similar instruments issued, made or promulgated by any PRC Authorities or any PRC courts, tribunals which restrict, limit, prohibit or prevent;
(a)	any or all of the Shareholders, CCT (SH), CCL, CCLX and the Company from effecting the IPO and the Listing or performing and/or participating in the IPO and the Listing;

(b)	any or all of the Manager, E2 Securities or the Company from entering into the Underwriting Agreements; and/or

(c)	the use of their respective assets, properties, undertakings or businesses in connection with, pursuant to or in relation to the application for, and/or for the purposes of the IPO and/or the Listing;
10.	The IPO and the Listing and the performance, consummation and completion of each of them do not and will not result in or cause any of the Manager, E2 Securities, the Shareholders, CCT (SH), CCL, CCLX and the Company, any and all of the proposed directors of the Company incurring any civil or criminal liability or being subject to any punitive or administrative actions, penalty, charge, reprimand or sanctions by the PRC Authorities and/or the PRC courts, tribunals.

This opinion is issued to each of you in connection with the IPO and the Listing and may only be relied upon by each of you and if necessary, by the SGX-ST. This opinion shall not be disclosed to or relied upon by any other person (other than the SGX-ST or any other governmental or regulatory authorities in Singapore ) without our prior written consent.
/s/ Zhao Yang

Yours faithfully Zhao Yang JingTian & GongCheng

SCHEDULE 1
Documents

I.	Documents on ID

1.	ID card of MAK Tin Sang

2.	Passport of LU Rulfeng

3.	Passport of LIU Baoqian

4.	Passport of Hudson Hut-Shing WONG

5.	Passport of YIN Jianping

6.	Passport of Li Yifei

7.	Passport of Utrich SIGG

8.	Passport of WANG Chaoyong

9.	ID card of CHIU Keung Wah, Alexander

10.	Passport of Michael J. SANTOS

11.	ID card of MA Jim Lok, Jim

12.	ID card of CHOW Siu Lam, Cliff

13.	Passport of LI Wel

14.	Passport of XU Cheng

15.	Passport of LIN Melfeng

16.	ID card of Yeung, Kit Kwan Wilson

17.	ID card of YIU Ping Wah

II.	Documents on CCL

18.	Business licence (2002.5.23)

19.	Notification of Registration Approval for Enterprises dated 13 January 1999

20.	Notification of Amendment Approval for Enterprises dated 26 April 1999, 12 December 2000, 21 September 2001 and 20 December 2001, respectively

21.	Articles of association

22.	Capital verification report ((CHINESE CHARACTERS) (99) (CHINESE CHARACTERS) 01-20 (CHINESE CHARACTER))

23.	Capital Verification Report ((CHINESE CHARACTERS) (99) (CHINESE CHARACTER) 565 (CHINESE CHARACTER))

24.	Amendments of articles of association

25.	The telecom service licence with the serial No. (CHINESE CHARACTER) ICP (CHINESE CHARACTER) 020695 dated 27 March 2002 issued by Ministry of Information Industry

26.	Radio Transmission Equipment Type Approval Certificate with the serial No. 2000-090 dated 17 March 2000 issued by Ministry of Information Industry

27.	Radio Transmission Equipment Type Approval Certificate with the serial No. 99-508 dated 7 December 1999 issued by Ministry of Information Industry

28.	Licence for Radio Transmission with the serial No. 969920020004 E001 dated 8 March 2002 issued by Ministry of Information Industry

29.	Licence for Radio Transmission with the serial No. 3104-0129304L47-001 dated 20 April 2001 issued by Ministry of Information Industry

30.	VSAT license dated 2 July 2001 with the serial No. 1-3-4-2001004 issued by Ministry of Information Industry

31.	ISP license dated 30 May 2000 with the serial No. 2-3-4-2001004 issued by Ministry of Information Industry

32.	Tax registered certificate of state tax

33.	Tax registered certificate of local tax

III	Documents on CCLX

34.	Business License dated 7 May 2003

35.	Capital Verification Report ((CHINESE CHARACTERS) (2003) (CHINESE CHARACTERS) 310 (CHINESE CHARACTER))

36.	Articles of Association

37.	Amendments of articles of association

38.	VSAT license dated 2 July 2001 with serial No. 1-3-4-2001004 issued by Ministry of Information Industry

39.	ISP license dated 30 May 2000 with the serial No. 2-3-4-2001004 issued by Ministry of Information Industry

40.	Tax registered certificate of state tax

41.	Tax registered certificate of local tax

IV	Documents on CCT (SH)

42.	Project Proposal for the establishment of the Company dated 13 September 2000

43.	Approval Document dated 6 December 2000 with the serial No. (CHINESE CHARACTERS) (2000) (CHINESE CHARACTER) 319 (CHINESE CHARACTER)

44.	Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC dated 14 December 2000 with the serial No. (CHINESE CHARACTERS) [2000]1791 (CHINESE CHARACTER)

45.	Certificate of Approval for Establishment of Enterprises with Foreign Foreign Investment In the PRC dated 27 May 2002 with the serial No. (CHINESE CHARACTERS) [2000]1791 (CHINESE CHARACTER)

46.	Certificate of Approval for Establishment of Enterprises with Foreign Investment In the PRC dated 12 August 2003 with the serial No. (CHINESE CHARACTERS) [2000]1791 (CHINESE CHARACTER)

47.	Business License dated 20 December 2000 with the serial No. (CHINESE CHARACTERS) 313681 (CHINESE CHARACTER) ((CHINESE CHARACTERS))

48.	Business License dated 3 April 2001 with the serial No. (CHINESE CHARACTERS) 313681 (CHINESE CHARACTER) ((CHINESE CHARACTERS))

49.	Business License dated 16 September 2003 with the serial No. (CHINESE CHARACTERS) 313681 (CHINESE CHARACTER) ((CHINESE CHARACTERS))

50.	Capital Verification Report dated 20 February 2001 with the serial No. (CHINESE CHARACTERS) (2001) (CHINESE CHARACTER) 19 (CHINESE CHARACTER)

51.	Articles of Association

52.	Capital Verification Report ((CHINESE CHARACTERS) (2001) (CHINESE CHARACTER) 19 (CHINESE CHARACTER))

53.	Capital Verification Report ((CHINESE CHARACTERS) (2001) (CHINESE CHARACTER) 116 (CHINESE CHARACTER))

54.	Capital Verification Report ((CHINESE CHARACTERS) (2002) (CHINESE CHARACTER) 038 (CHINESE CHARACTER))

55.	Capital Verification Report ((CHINESE CHARACTERS) (2003) (CHINESE CHARACTERS) 493 (CHINESE CHARACTER))

56.	Amended Articles of Association

57.	Tax registered certificate of state tax

58.	Tax registered certificate of local tax

SCHEDULE 2
PRC Laws
1.	The PRC Company Law (issued on 29 December 1993 by the Standing Committee of the 8th Session of the National People’s Congress of the PRC and brought into force on 1 July 1994) and its Amendment on December 25, 1999.
2.	The PRC Wholly Foreign Owned Enterprise Law (issued and brought into force on 12 April 1986 by the National People’s Congress of the PRC), its Implementary Rules (approved on December 12, 1990 by the State Council) and their Amendment on October 31, 2000 and April 12, 2001.
3.	The PRC Chinese-Foreign Equity Joint Venture Law (amended on April 4, 1990), its Implementary Regulation (amended on December 21, 1987) and their Amendment on March 15, 2001 and July 22, 2001.
4.	The PRC Securities Law (issued on 29 December 1998 by the National People’s Congress of the PRC and brought into force on 1 July 1999).
5.	The Notice.
6.	Provisions for the Contribution of Capital by Parties to Joint Ventures Using Chinese and Foreign Investment (issued on January 1, 1988 by the MOFTEC and SICA, brought into force on March 1, 1998) and its Complementary Regulation (issued and brought into force on September 29, 1997 by the MOFTEC and SICA).